Appendix D

RBC FUNDS TRUST

SPECIAL ADMINISTRATIVE SERVICES AGREEMENT

This Special Administrative Services Agreement (the “Agreement”) is made and entered into as of March [__], 2019 between RBC Funds Trust, a Delaware statutory trust (the “Trust”), on behalf of Access Capital Community Investment Fund (the “Fund”), one of its series, and RBC Global Asset Management (U.S.) Inc., a Minnesota corporation (the “Administrator”).

WHEREAS, the Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Trust has established the Fund; and

WHEREAS, the Trust desires to retain the Administrator to provide special administrative services for the benefit of the Fund’s Class I Shares and the Administrator is willing to render such services;

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, the parties hereto agree as follow:

I.	SPECIAL ADMINISTRATIVE SERVICES

1.        Appointment. The Trust hereby appoints the Administrator to provide the services described herein for Class I shares of the Fund, as applicable, on the terms and for the period set forth in this Agreement, and the Administrator hereby accepts such appointment and agrees to perform such services for the compensation provided in this Section I.

2.        Services. Subject to the supervision of the Trust’s Board of Trustees, the Administrator will provide the following services on behalf of shareholders who have invested in the Fund’s Class I shares:

(i)        providing supporting documentation of targeted investments to Class I shareholders;

(ii)       reviewing guidelines under the Community Reinvestment Act of 1977 (the “CRA”) and any amendments thereto; and

(iii)     providing CRA examination support as reasonably requested by Class I shareholders.

In providing services hereunder, the Administrator will act in conformity with the Trust’s Amended and Restated Agreement and Declaration of Trust and By-laws, the Fund’s Prospectus, and the instructions and directions of the Board of Trustees of the Trust, and will conform to and comply with the requirements of the 1940 Act and all other applicable federal and state laws and regulations.

3.        Appointment of Agents or Subcontractors. The Administrator may from time to time employ or appoint agents or subcontractors to assist it in the performance of its duties under this Agreement; provided, however, that the compensation of such person or persons shall be paid by the Administrator and the Administrator shall be as fully responsible to the Trust for the acts and omissions of any subcontractor as it is for its own acts and omissions.

4.        Expenses. The Administrator shall pay all expenses incurred by it in performing its services and duties hereunder.

Appendix D

5.        Compensation. For the services provided and the expenses assumed pursuant to this Section I, the Fund will pay the Administrator a fee, computed daily and payable monthly, at the annual rate of 0.05% of the average net asset value of the Class I shares of the Fund that are outstanding.

II.	STANDARD OF CARE; INDEMNIFICATION

The Administrator shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust or the Fund in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

The Administrator agrees to indemnify the Trust and the Fund with respect to any loss, liability, judgment, cost or penalty which the Trust or the Fund may directly or indirectly suffer or incur as a result of a material breach by the Administrator of its standard of care set forth in this Section II. The Trust, on behalf of the Fund, agrees to indemnify the Administrator with respect to any loss, liability, judgment, cost or penalty which the Administrator may directly or indirectly suffer or incur arising in the course of, or connected with, rendering services under this Agreement, except to the extent that such loss, liability, judgment, cost or penalty was a result of a material breach by the Administrator of its standard of care set forth in this Section II.

III.	DURATION AND TERMINATION

This Agreement shall become effective on the date listed above, provided that the Agreement has been approved by the Trust’s Board of Trustees, including a majority of those trustees who are not parties to this Agreement or are not “interested persons” (as defined in the 1940 Act) of any such party (“Interested Trustees”). This Agreement shall thereafter continue in effect for successive terms of one year, so long as the continuance is specifically approved at least annually by the Trust’s Board of Trustees, including a majority of those trustees that are not Interested Trustees. This Agreement may be terminated at any time, without the payment of any penalty, by a vote of a majority of the Trust’s Board of Trustees on 60 days’ written notice to the Administrator, or by the Administrator on written notice to the Trust. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act).

IV.	AMENDMENT OF THIS AGREEMENT

This Agreement may be modified by mutual agreement of the parties, subject to the requirements of the 1940 Act, as modified by rules and regulations thereunder, orders of the U.S. Securities and Exchange Commission (“SEC”) and interpretations thereof by the SEC or its staff.

V.	NOTICES

Any notice under this Agreement shall be in writing, addressed, delivered, or mailed, postage prepaid, to the other party at such address as such other party may designate in writing for receipt of such notice.

VI.	MISCELLANEOUS

1.        Construction. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

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2.        Governing Law. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and shall be governed by Minnesota law; provided, however, that nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or regulation of the SEC thereunder.

3.        Counterparts. This agreement may be signed in one or more counterparts, each of which together will constitute a single binding agreement.

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Appendix D

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective authorized officers or representatives as of the date first above written.

RBC FUNDS TRUST

By:
Name: Kathleen A. Gorman
Title: President

RBC GLOBAL ASSET MANAGEMENT (U.S.) INC.

By:
Name:
Title: